Exhibit 99.11

[D.F. KING LETTERHEAD]

May 2, 2003

Telefónica de Argentina S.A.

Avenida Ingeniero Huergo 723

(C1107AOT) Buenos Aires Argentina

Attn: Tina Martino

Ladies and Gentlemen:

This Letter Agreement sets forth the terms and conditions pursuant to which Telefónica de Argentina S.A. (the “Company”) has retained D. F. King & Co., Inc. (“King”) in connection with a proposed exchange offer and proxy solicitation described below. The Company is also soliciting proxies from the holders of the Cointel Notes with respect to certain proposed amendments to the indenture pursuant to which the Cointel Notes were issued. The proxy solicitation is herein referred to as the “Proxy Solicitation.”

The Company proposes to offer to exchange debt securities of Compañía Internacional de Telecomunicaciones S.A. (“Cointel”): Cointel’s 10 3/8% Notes due 2004 and Cointel’s 8.85% Notes due 2004 (together, the “Cointel Notes”) for new debt securities issued by the Company: 8.85% Notes due 2011 (the “New Notes”) and a cash payment. Such offer to exchange is herein referred to as the “Exchange Offer”.

1.    The Company hereby retains King as Information Agent for advisory and consulting services in connection with the Exchange Offer and Proxy Solicitation and requests and authorizes King to contact, and to provide information with respect to the Exchange Offer and Proxy Solicitation to, holders of the Cointel Notes. For this purpose, King is authorized to use, and will be supplied by the Company with as many copies as King may reasonably request of, the following materials to be filed with the Securities and Exchange Commission (the “Commission”) or publicly released (or to be filed or publicly released) by the Company in connection with the Exchange Offer and Proxy Solicitation (collectively, the “Exchange Offer and Proxy Solicitation Materials”): (i) a Prospectus; (ii) a Letter of Transmittal; (iii) press releases and newspaper advertisements; (iv) letter to securities dealers, banks and trust companies to their customers; and (v) any and all amendments or supplements to any of the foregoing. In no event will King make any recommendation to anyone regarding whether to tender or refrain from tendering their Cointel Notes. If such advice is requested, King will respond that it is not authorized to give such advice and shall recommend to the person requesting such advice that such person consult with his or her financial advisor or broker.

2.    The Company agrees to pay King as compensation for its services a fee of $7,500, which is due upon the completion, expiration or termination, as the case may be, of the Exchange Offer and Proxy Solicitation. In the event the Company extends the term of the Exchange Offer and Proxy Solicitation, the Company agrees to pay King an additional fee of $500, for each extension. Further, the Company agrees to pay King $5.00 for each completed telephone contact (outgoing) in connection with the Exchange Offer and Proxy Solicitation subject to the Company’s prior approval of such calling. In the event the Company requests King to provide additional services, the Company agrees to pay King reasonable and customary compensation, in an amount, if any, to be mutually agreed upon. The Company further agrees to reimburse King for all reasonable out-of-pocket expenses (including reasonable counsel’s fees and disbursements) incurred by King in retention hereunder. The Company further agrees and acknowledges that its obligation under this paragraph 2 is not in any way conditional upon the successful consummation of the Exchange Offer and Proxy Solicitation or dependent upon the amount of Notes acquired by the Company pursuant to the Exchange Offer and Proxy Solicitation.

3.    The Company agrees that King shall have the right to pass upon and approve any and all references to King in the Exchange Offer and Proxy Solicitation Materials. The Company shall not file with the Commission, any other governmental or regulatory authority or body or any court, or otherwise make public, any document containing any reference to King unless and until King shall have approved such reference, which approval shall not be unreasonably held or delayed.

4.    The Company represents and warrants to King that:

(i)  this letter agreement is a valid and binding agreement on the Company’s part;

(ii)  all necessary corporate action will be duly taken by the Company prior to the commencement of the Exchange Offer and Proxy Solicitation to authorize the Exchange Offer and Proxy Solicitation, and the exchange of the Cointel Notes for New Notes in connection with the Exchange Offer and Proxy Solicitation;

(iii)  all Exchange Offer and Proxy Solicitation Materials will comply, in all material respects, with the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, and none of the Exchange Offer and Proxy Solicitation Materials and no other report, filing, document, release or communication published or filed in connection with the Exchange Offer and Proxy Solicitation, will contain any untrue or misleading statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

(iv)  the Exchange Offer and Proxy Solicitation, and the exchange of the Cointel Notes for New Notes in connection with the Exchange Offer and Proxy Solicitation, will comply, in all material respects, with all applicable requirements of law including the applicable rules or regulations of any governmental or regulatory authority or body and no material consent or approval of, or filing with, any governmental or regulatory authority or body (other than required filings under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder) is required in connection with the making or consummation of the Exchange Offer and Proxy Solicitation (or, if any such material consent, approval or filing is required it will be duly obtained or made prior to the commencement of the Exchange Offer and Proxy Solicitation); and

(v)  the Exchange Offer and Proxy Solicitation, and the exchange of Cointel Notes for New Notes in connection with the Exchange Offer and Proxy Solicitation, and the execution, delivery and performance of this letter agreement, will not conflict with or result in a breach of or constitute a default under the Company’s certificate of incorporation or by-laws, or any material agreement, indenture, mortgage, note or other instrument by which the Company is bound.

5.    The Company will advise King promptly of the occurrence of any event which will cause it not to proceed with, or to withdraw or abandon, the Exchange Offer and Proxy Solicitation. The Company will also advise King promptly of any proposal or requirement to amend or supplement any of the Exchange Offer and Proxy Solicitation Materials.

6.    The Company hereby agrees to indemnify and hold harmless King, King’s controlling person, officers, directors, employees, agents and representatives (collectively, the “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities and expenses whatsoever (including but not limited to, all reasonable counsel fee, disbursements and other out-of-pocket expenses) incurred by such Indemnified Persons in investigating, preparing to defend or defending (or appearing or preparing for appearance as a witness in connection with) any claim, litigation, proceeding, investigation, or governmental or stock exchange inquiry, commenced or threatened or any claim whatsoever: (i) arising out of or based upon any facts or circumstances constituting a violation of, or in conflict with, any of the representations and warranties set forth in paragraph 4 above; or (ii) arising out of, relating to, or in connection with the Exchange Offer and Proxy Solicitation, except for the Indemnified Person’s willful misconduct or gross negligence. The Company shall reimburse such Indemnified Persons for such reasonable counsel fees and disbursements and other out-of-pocket expenses at such time as they are paid or incurred by such Indemnified Persons. The foregoing indemnity shall be in addition to any liability which the Company might otherwise have to the Indemnified Persons.

7.    King agrees to notify the Company in writing promptly of the assertion of any claim against any of the Indemnified Persons in connection with the Exchange Offer and Proxy Solicitation. At the Company’s election, unless there is a conflict of interest, the defense of the Indemnified Person shall be conducted by the Company’s counsel who shall be reasonably satisfactory to King and the Indemnified Persons who are defendants in the action or proceeding. Notwithstanding the Company’s election to assume the defense of such action or proceeding, an Indemnified Person may employ separate counsel to represent it or defend it in such action or proceeding but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless the named parties to any such proceeding (including any impleaded parties) include both the Company and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Company shall not, in respect of the legal expenses of any Indemnified Person in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm for all Indemnified Persons and that all such fees and expenses shall be reimbursed as they are incurred. In any action or proceeding the defense of which the Company assumes, the Indemnified Persons shall nevertheless be entitled to participate in such action or proceeding and retain their own counsel at their own expense. The Company shall not settle or compromise any action or proceeding in respect of which an Indemnified Person is or could have been a Party and indemnity could have been sought hereunder by such Indemnified Person without the Indemnified Person’s prior written consent, unless the terms of the settlement or compromise include an unconditional release of any such Indemnified Person(s) from all liability or loss arising out of such action or proceeding. The Company shall not be liable for any settlement of any proceeding effected without its prior written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Company agrees to indemnify the Indemnified Person from and against any loss or liability by reason of such settlement or judgment.

8.    The representations and warranties contained in paragraph 4 above and the indemnity agreement contained in paragraphs 6 and 7 above shall remain operative and in full force and effect regardless of: (i) the termination or consummation of the Exchange Offer and Proxy Solicitation; and (ii) any investigation made by or on behalf of any party.

9.    This agreement shall be construed and enforced in accordance with the laws of the State of New York. It is agreed that any action, suit or proceeding arising out of or based upon this agreement shall be brought in the United States District Court for the Southern District of New York or any court of the State of New York of competent jurisdiction located in such District, and the parties hereto hereby consent to the in personal jurisdiction and venue of any such court and to service of process by certified mail, return receipt requested.

If any provision of this agreement shall be held illegal or invalid by any court, this agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an agreement between the parties hereto to the fullest extent permitted by law.

If the foregoing correctly sets forth the understanding between the Company and King, please indicate acceptance thereof in the space provided below for the purpose, whereupon this letter and the Company’s acceptance shall constitute a binding agreement between the parties hereto.

D. F. KING & CO., INC.

By:	/S/ THOMAS A. LONG

Thomas A. Long
Executive Vice President

Accepted as of the date first above written

TELEFÓNICA DE ARGENTINA S.A.

By:	/S/ JUAN IGNACIO LÓPEZ BASAVILBASO

Title: Chief Financial Officer

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